Exhibit 99.1

NanoVibronix Signs Two Year, Exclusive

Distribution Agreement for PainShield

Ultra Pain Products, Inc. to Distribute Products Throughout the United States

Initial Order Completed

ELMSFORD, N.Y., July 7, 2020 (PR NEWSWIRE) — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield®, and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today announced that effective June 22, 2020, it has entered into a two-year exclusive agreement with Ultra Pain Products, Inc. (“UPPI”) for the distribution of NanoVibronix’s proprietary PainShield™ devices and components through and by Durable Medical Equipment (DME) Distributors throughout the United States.

“Teaming with Ultra Pain Products provides us with a solid, proven distribution channel that further supports our growth objectives and facilitates the smooth delivery of products and management of relationships with both local and regional Durable Medical Equipment (DME) suppliers,” said Brian Murphy, CEO of NanoVibronix. “With an established pipeline, Ultra Pain Products will play a critical role in delivering our opioid-free pain management solution to healthcare providers and their patients at a time when social distancing is critical. Ultra’s established billing capabilities in workers’ compensation, private insurance and motor vehicle insurance will enable quality customer service for buyers and more predictable management of working capital for us.”

“Our agreement comes at a critical time amidst the COVID-19 pandemic, providing us with a unique opportunity to apply our strengths in sales, marketing and reimbursement to bring the PainShield product to the U.S. and further advance the treatment of patients in a safe, remote setting,” said Ari Alayev, President of Ultra Pain Products, Inc. “We are committed to providing solutions that enable healthcare providers to meet patients’ pain management needs, regardless of the setting and partnering with NanoVibronix reinforces this commitment. Through our agreement we are equipped to deliver what we believe is one of the greatest and most admirable contributions to the medical community for targeting the opioid crisis.”

Under the terms of the two-year agreement, the Company granted exclusive distribution rights to UPPI to sell the newest model of PainShield MD and components, including the new ergonomic design and single-use custom daily dressing or adhesive through DME distributors. In exchange, the Company received an initial purchase order and minimum annual quantities, which must be achieved. The agreement is subject to minimum unit pricing restrictions and bi-monthly order quantity minimums in the first year that increase and shift to quarterly order minimums in year two. Distribution rights expressly exclude sales to Veteran’s Facilities under the Federal Supply Schedule (FSS).

PainShield is an ultrasound device, consisting of a reusable driver unit and disposables, which includes a proprietary therapeutic transducer and cover adhesive. PainShield delivers a localized ultrasound effect to treat pain and induce soft tissue healing in a targeted area, while keeping the level of ultrasound energy at a safe and consistent level. Its range of applications includes acute and chronic pain resolution through its many mechanisms of action. PainShield can be used by patients at home or work or in a clinical setting and can be used even while the patient is sleeping. Patient benefits include ease of application and use, faster recovery time, high compliance, and increased safety and efficacy over existing devices that rely on higher-frequency ultrasound.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield®, UroShield® and WoundShield®, all of which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed, (ii) market acceptance of our existing and new products or lengthy product delays in key markets; (iii) negative or unreliable clinical trial results; (iv) inability to secure regulatory approval~~s~~ for the sale of our products; (v) intense competition in the medical device industry from much larger, multinational companies~~,~~; (vi) product liability claims; (vii) product malfunctions; (viii) our limited manufacturing capabilities and reliance on subcontractor assistance; (ix) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (x) our ability to successfully obtain and maintain intellectual property protection covering our products; (xi) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xii) our reliance on single suppliers for certain product components, (xiii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; and (xiv) our conducting business in foreign jurisdictions exposing us to additional challenges, such as, e.g., foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.

Investor Contacts:

Nanovibronix Inc

bmurphy@nanovibronix.com

(630) 338-5022

Or:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.